FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

ANNUAL REPORT

OF

REPUBLIC OF SOUTH AFRICA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2013

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Name and address of person authorized to receive notices

and communications from the Securities and Exchange Commission:

Sachin Davé, Esq.

Allen & Overy LLP

One Bishops Square

London E1 6AD

United Kingdom

*	The Registrant is filing this annual report on a voluntary basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, the Republic of South Africa, has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Pretoria, South Africa, on August 27, 2014.

REPUBLIC OF SOUTH AFRICA

By:	/s/ Monale Ratsoma
Monale Ratsoma Attorney-in-fact for Nhlanhla Musa Nene Minister of Finance Republic of South Africa

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EXPLANATORY NOTE

The purpose of this amendment to the annual report on Form 18-K (the “Annual Report”) of the Republic of South Africa (the “Republic”) for the fiscal year ended March 31, 2013 is to file Quarterly Bulletin No. 272, dated June 2014, published by the South African Reserve Bank.

This amendment to the Annual Report comprises:

(a)	Pages numbered i-iv, consecutively.

(b)	The following exhibit:

Exhibit 99.E – Quarterly Bulletin No. 272, dated June 2014, published by the South African Reserve Bank.

This amendment to the Annual Report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

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EXHIBIT INDEX

Exhibit	Description

24.1	Power of Attorney, dated July 11, 2014 (1)

99.E	Quarterly Bulletin No. 272, dated June 2014, published by the South African Reserve Bank.

Note:

(1)	Incorporated by reference from the Form 18-K/A filed on July 29, 2014, file number 033-85866.

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